Exhibit 10.6

Summary Sheet of Ameren Corporation Non-Management Director Compensation
Effective Date: January 1, 2020

$100,000	Base cash annual retainer payable in twelve equal installments
Approximately $145,000 of shares*	Shares of the Company’s common stock to be awarded to new Directors upon election on a pro-rata basis, and annually to all Directors on or about January 1 of each year
$30,000	Additional annual cash retainer for Lead Director
$20,000	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee Chair
$17,500	Additional annual cash retainer for Human Resources Committee Chair
$15,000	Additional annual cash retainer for all other Committee Chairs (currently Nominating and Corporate Governance Committee and Finance Committee)
$12,500	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee members
$10,000	Additional annual cash retainer for Human Resources Committee members
$7,500	Additional annual cash retainer for members of all other Committees
Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.

* The value of awards payable to new Directors is pro-rated based on the date of election for service through the end of the applicable calendar year.